UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 25, 2009

WOLVERINE TUBE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12164	63-0970812
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

200 Clinton Avenue Wests, Suite 1000 Huntsville, Alabama	35801

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (256) 353-1310

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure

On March 25, 2009, Wolverine Tube, Inc. (“Wolverine Tube” or the “Company”) issued a press release announcing that it has extended the expiration date of the previously announced exchange offer and consent solicitation (the “Offer”), originally announced on February 25, 2009, for any and all of its 10½% Senior Notes due 2009 (CUSIP No. 978093AE2) (the “Existing Notes”).  The expiration date for the Offer will now be 11:59 p.m., New York City time, on April 7, 2009, unless terminated or further extended.  Tenders have been received with respect to approximately $43.7 million aggregate principal amount of Existing Notes, representing approximately 44% of the outstanding Existing Notes.  Including the $38.3 million in principal amount of our 10½% Senior Exchange Notes due 2009 that will be exchanged for New Notes, holders of approximately $82 million, or 59.4%, of our $138 million in principal amount of notes outstanding have agreed to exchange their notes for New Notes.

Wolverine Tube also announced that it has revised the terms of its Offer.  Under the revised Offer, Wolverine Tube is offering holders of its Existing Notes the opportunity to exchange any and all of their Existing Notes, for each $1,000 of principal amount of Existing Notes tendered, $1,000 in principal amount of the Company’s 10% Senior Secured Notes due 2011 (the “New Notes”) and a cash exchange fee equal to 3.0% of the principal amount of the Existing Notes tendered by such holder (the “Exchange Offer Consideration”).  In addition, holders who validly tender and do not withdraw their Existing Notes in the Offer will also be paid accrued and unpaid interest from the most recent interest payment date for the Existing Notes up to, but not including, the Payment Date (as defined in the Statement), payable on the Payment Date.

The Offer is made only by, and pursuant to, the terms set forth in the Exchange Offer and Consent Solicitation Statement, dated February 25, 2009 (as may be amended and supplemented from time to time, the “Statement”) and the information in this press release is qualified by reference to the Statement and the accompanying Letter of Transmittal.  The following sets forth a summary of the revised terms of the Offer:

•
The Company has amended the Offer to eliminate the ability of holders of Existing Notes to receive the Cash Option (as defined in the Statement).  Holders of Existing Notes may tender their Existing Notes in exchange for the Exchange Offer Consideration;

•	The Company has amended the Offer to increase the cash exchange fee to 3.0% of the principal amount of the Existing Notes tendered by such holder;

•
The Company has amended the terms of the New Notes to provide that the New Notes will have an initial cash interest rate of 10% and will mature on March 31, 2011; provided that (a) if the outstanding principal amount of New Notes at the close of business on March 31, 2010 exceeds $90 million, the cash interest rate applicable to the New Notes will increase to 12% as of April 1, 2010, (b) if the outstanding principal amount of New Notes on March 31, 2011 does not exceed $60 million, the maturity of the New Notes automatically will be extended to March 31, 2012, and (c) if the maturity of the New Notes is extended to March 31, 2012, the cash interest rate applicable to the New Notes (if not previously increased pursuant to clause (a)) will increase to 12% as of April 1, 2011;

•
The Company has amended the terms of the New Notes to provide that (a) the Company will have the option to pay interest on the New Notes either in cash or by issuing additional New Notes (“PIK Interest”), and (b) with respect to any interest period for which the Company elects to pay PIK Interest, the interest rate applicable to the New Notes will equal the sum of (i) the then current cash interest rate applicable to the New Notes, plus (ii) 4.0%; and

•
The Company has amended the terms of the New Notes to provide that (a) no liens on assets securing the New Notes may be released, and no liens on assets securing the New Notes may be granted to lenders under a new revolving credit facility, without the consent of holders of at least 66⅔% in principal amount of New Notes and (b) unless otherwise provided in connection with the solicitation of consents of holders of the New Notes to entering into a new revolving credit facility, the Company will not be obligated to redeem any of the New Notes with the proceeds of a new revolving credit facility.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits:

The following exhibits are incorporated by reference herein:

99.1	Press Release dated March 25, 2009
99.2	Unaudited summary consolidated balance sheet information of Wolverine Tube, Inc. as of January 31, 2009

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

WOLVERINE TUBE, INC.

Date: March 25, 2009	By:	/s/ David A. Owen
Name: David A. Owen
Title: Senior Vice President, Chief Financial Officer and Secretary